Exhibit 99.1

NEWS RELEASE
For More Information Contact:
Peggy Landon (913-344-9315)	Theresa Womble (913-344-9315)
Director of Investor Relations and	Manager of Investor Relations
Corporate Communications

Compass Minerals to Acquire Wolf Trax, Inc.
Broadening Product Offering to Include Plant Micronutrients

OVERLAND PARK, Kan. (March 20, 2014) – Compass Minerals (NYSE: CMP) has signed a definitive agreement to acquire Wolf Trax, Inc., an innovative micronutrient company, in an all-cash transaction valued at CA$95 million (US$85 million), subject to customary post-closing adjustments.

“Wolf Trax® brand products are well recognized by fertilizer customers for the differentiated technology they bring to the application of micronutrients. This acquisition will position us for future growth with new products that serve a greater diversity of crops and geographies in a fast-growing segment of the plant nutrition market,” said Fran Malecha, Compass Minerals president and CEO. “Both Wolf Trax products and Compass Minerals’ sulfate of potash products offer customers a compelling value proposition. With Wolf Trax’s strong product development and value-added sales capabilities, we will become the go-to source for premium plant nutrition products.”

Wolf Trax brand micronutrients are formulated to coat and adhere to each prill of dry fertilizer, providing a more precise and effective way of delivering important nutrients, such as boron, zinc, copper and manganese, directly to the plant.

Headquartered in Winnipeg, Manitoba, Wolf Trax generated sales of approximately CA$20 million in 2013. Compass Minerals will fund the purchase with cash on hand.

For more information about Compass Minerals’ plans to acquire Wolf Trax, please see the company’s presentation at www.CompassMinerals.com/presentation.

About Compass Minerals

Based in the Kansas City metropolitan area, Compass Minerals is a leading producer of minerals, including salt, sulfate of potash specialty fertilizer and magnesium chloride.  The company provides highway deicing salt to customers in North America and the United Kingdom and specialty fertilizer to growers worldwide.  Compass Minerals also produces consumer deicing and water conditioning products, ingredients used in consumer and commercial foods, and other mineral-based products for consumer, agricultural and industrial applications.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” sections of our Annual and Quarterly Reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments.